Exhibit 10.2.4
THIRD AMENDMENT TO
CARDINAL HEALTH, INC.
AMENDED AND RESTATED EQUITY INCENTIVE PLAN, AS AMENDED
     This Third Amendment to the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (“Third Amendment”), is made as of August 8, 2007, pursuant to resolutions of the Board of Directors of Cardinal Health, Inc., an Ohio Corporation, adopted during a meeting held on August 8, 2007, and amends that certain Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as last amended by the Second Amendment on November 2, 2005 (the “Plan”). This Third Amendment shall be applicable to all Stock Options granted under the Plan, including those granted prior to the date of this Third Amendment, except to the extent, if any, that Stock Options granted prior to the date of this Third Amendment may provide for terms more beneficial to an optionee.
     1. Subsections (f) and (g) of Section 5 of the Plan are hereby deleted in their entirety and in replacement thereof shall be the following:
(f) Termination by Reason of Death or Disability. Unless otherwise determined by the Committee, if an optionee’s employment by or service to the Company terminates by reason of death or disability, then each Stock Option held by such optionee shall be exercisable in full from and after, and any unvested portion thereof shall vest upon, the date of such death or disability. Each Stock Option held by such optionee may thereafter be exercised by the optionee, any transferee of the optionee, if applicable, or by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, from the date of such death or disability until the expiration of the stated term of such Stock Option. For purposes of the Plan, unless otherwise determined by the Committee, disability shall have the meaning specified in the Company’s long-term disability plan applicable to the participant at the time of the disability.
(g) Termination by Reason of Retirement. Unless otherwise determined by the Committee, if an optionee’s employment by or service to the Company terminates by reason of retirement, then a ratable portion of each installment of the Stock Option that would have vested on each future vesting date shall immediately vest and become exercisable. Such ratable portion shall, with respect to the applicable installment, be an amount equal to such installment of the Stock Option scheduled to vest on the applicable vesting date multiplied by a fraction, the numerator of which shall be the number of days from the date on which the Stock Option was granted through the date of such termination, and the denominator of which shall be the number of days from the date on which the Stock Option was granted through such vesting date. The Stock Option, to the extent vested, may be exercised by the optionee (or any transferee, if applicable) until the expiration of the stated term of such Stock Option. If the optionee dies after retirement but before the expiration of the stated term of the Stock Option, then the Stock Option, to the extent vested, may be exercised by any transferee of the Stock Option, if applicable, or by the legal representative of the estate or the legatee of the optionee under the will of the optionee from and after such death until the expiration of the stated term of such Stock Option. For purposes of the Plan, unless otherwise determined by the Committee, retirement shall refer to “Age 55 Retirement,” which means an optionee’s termination of employment by or service to the Company and its subsidiaries (other than by reason of death or disability and other than in the event of termination for Cause) (i) after attaining age fifty-five (55), and (ii) having at least ten (10) years of continuous service with the Company and its subsidiaries, including service with a subsidiary of the Company prior to the time that such subsidiary became a subsidiary of the Company. For purposes of the age and/or service requirement, the Committee may, in its discretion, credit an optionee with additional age and/or years of service.